Exhibit 28 (j) (2) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated July 21, 2023, with respect to the financial statements of Federated Hermes Municipal Obligations Fund and Federated Hermes Tax-Free Obligations Fund, two portfolios of the Federated Hermes Money Market Obligations Trust, as of May 31, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 21, 2023